Exhibit 99.1

Investor Contact:

Dennis Meulemans

Chief Financial Officer

Phone: (847) 303-5300

Email: DMeulemans@addus.com

Addus HomeCare Reports Third Quarter 2013 Results

and

Two Definitive Acquisition Agreements

Third Quarter Financial Highlights

•	Total net service revenues were $67.3 million

•	Net income from continuing operations of $2.8 million, or $0.25 per diluted share

Palatine, IL, November 7, 2013—Addus HomeCare Corporation (Nasdaq: ADUS), a comprehensive provider of home and community based services, primarily social in nature and provided in the home, and focused on the dual eligible population, announced today its financial results for the third quarter ended September 30, 2013 and the signing of two definitive acquisition agreements.

Mark Heaney, President and Chief Executive Officer of Addus HomeCare, stated: “We are pleased by the continued steady performance of our business including our growth in organic sales for which I especially want to acknowledge our Agency Directors who drive top line growth. In addition, we are excited to announce that we have entered into two definitive acquisition agreements which further position Addus to capitalize on the opportunities presented by managed care and the dual eligible demonstration projects.”

“The two acquisition agreements announced today will further expand our footprint in existing states and provide opportunities for us to grow in two new states. Our purchase of the Medi Home Private Care Division from Medical Services of America further solidifies our presence in South Carolina and adds an initial presence in two very important managed care states, Tennessee and Ohio. The purchase of the assets of Coordinated Home Health Care in New Mexico will increase Addus’ presence in that state, which is well along in its transition to managed care. We are looking forward to employees of Medical Services of America and Coordinated Home Health Care joining the Addus team,” continued Heaney.

Third Quarter Review

Total net service revenues for the third quarter of 2013 were $67.3 million, a 10.0% increase compared to $61.2 million in the prior year quarter attributable to a 12.1% increase in average census in the quarter and a slight decline in average billable hours per client. Net income from continuing operations for the third quarter was $2.8 million, or $0.25 per diluted share, a 25.7% increase when compared to $2.2 million, or $0.20 per diluted share, in the prior year quarter. Net income, including a loss from discontinued operations, was $2.6 million, or $0.23 per diluted share.

Gross profit increased to $17.2 million or 9.8% year over year. Gross profit margin was stable at 25.6% of revenues. Operating income from continuing operations increased 10.2% to $4.3 million, or 6.3% of revenue, compared to $3.9 million, or 6.3% of revenue, in the prior year quarter. General and administrative expenses increased $1.2 million over 2012 levels, reflecting increased costs related to the deployment of telephony throughout Illinois in response to the July 1st mandate from the State, Sarbanes-Oxley Act Section 404 compliance efforts and legal and consulting expenses related to our M & A activities. We anticipate our general and administrative expenses will remain at these higher levels for the foreseeable future as we continue with the implementation of our new care system across our company, expand our Section 404 compliance activities and continue considering attractive acquisition targets.

The Company received approximately $183,000 in prompt payment interest in the quarter from the State of Illinois for late payments received in the State’s fiscal year ended June 30, 2013. This income is recorded as a reduction to our interest expense. Income taxes were positively affected in the quarter by an increase in our ability to capture Work Opportunity Tax Credits, reducing our effective tax rate by 1.0% when compared to the prior year quarter.

Cash flow for the quarter was a negative $9.3 million, primarily the result of lower collections from the State of Illinois after having received a $21 million one-time payment from the State at the end of June.

Nine Month Review

Total net service revenues for the nine months ended September 30, 2013 were $196.1 million, an 8.6% increase compared to $180.5 million for the same prior year period. Net income from continuing operations for the nine months ended September 30, 2013 increased 39.0% to $8.0 million, or $0.73 per diluted share, compared to $5.8 million, or $0.54 per diluted share, in the prior year period. Net income, including the loss from discontinued operations and the gain from the sale of the home health business was $18.3 million, or $1.66 per diluted share.

Operating income, including depreciation and amortization, but excluding interest and income tax expenses, increased 21.0% to $12.0 million, or 6.1% of revenue, for the nine months ended September 30, 2013. This compares to $9.9 million or 5.5% of revenue in 2012, after adjusting operating income for the benefit of a $0.5 million gain on a sale of an agency.

Two Definitive Acquisition Agreements

The Company entered into an asset purchase agreement to acquire all of the Private Duty operations of the Medi Home Private Care Division of Medical Services of America, Inc. on October 17, 2013. The acquisition includes two agencies located in South Carolina; four agencies located in Tennessee; and two agencies located in Ohio. The South Carolina business will be incorporated into the Company’s existing operations in that state. The operations in Ohio and Tennessee represent the Company’s initial entry into these two targeted states, as these states transition their long term care programs to managed care and their dual eligible demonstration pilots.

The asset purchase agreement provides for separate closings with respect to the operations in each state. The closing related to the agencies in South Carolina took place effective November 1, 2013.

The Company also entered into an asset purchase agreement to acquire assets from Coordinated Home Health Care, LLC related to its personal care business in New Mexico on November 7, 2013. This acquisition includes sixteen offices located in Southern New Mexico and further expands the Company’s presence in that State. New Mexico has led other States in the transition of its long term care services to managed care.

The two acquisitions represent approximately $20 to $22 million in aggregate projected annual revenues for the twelve month period ending December 31, 2013. These transactions are expected to close in the fourth quarter and are subject to customary closing conditions. There can be no assurance that either or both of these transactions will be completed.

Shelf Registration

The Company filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission on November 7, 2013. Upon being declared effective, the shelf registration statement will provide the Company with the flexibility to offer and sell up to $150 million of common stock, preferred stock, warrants and units in one or more offerings and in any combination. In addition, the shelf registration statement covers up to 4,951,773 shares of the Company’s common stock held by certain existing stockholders in accordance with the requirements of contractual agreements previously entered into with these stockholders. The Company will not receive any proceeds from potential sales of the common stock by these stockholders.

The Company currently has no specific plans to issue securities under the new shelf registration statement. Any offer of securities covered by the shelf registration statement may be made solely by means of the prospectus included in the shelf registration statement and a related prospectus supplement containing specific information about the terms of any such offering.

This press release is neither an offer to sell nor a solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Non-GAAP Financial Measures

The information provided in this release includes Adjusted EBITDA, a non-GAAP financial measure, which the Company defines as earnings before discontinued operations, interest expense, taxes, depreciation, amortization, and stock-based compensation expense. The Company has provided, in the financial statement tables included in this press release, a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure. Management believes that Adjusted EBITDA is useful to investors, management and others in evaluating the Company’s operating performance, to provide investors with insight and consistency in the Company’s financial reporting and to present a basis for comparison of the Company’s business operations among periods, and to facilitate comparison with the results of the Company’s peers.

Conference Call

Addus will report its 2013 third quarter financial results after the market close on Thursday, November 7, 2013. Management will conduct a conference call to discuss its results at 5 p.m. Eastern time on November 7, 2013. The toll-free dial-in number is (877) 474-9502 (international dial-in number is 857-244-7555), with the passcode: 84764667. A telephonic replay of the conference call will be available through midnight on November 14, 2013, by dialing (888) 286-8010 (international dial-in number is 617- 801-6888) and entering the passcode 42698671.

A live broadcast of Addus HomeCare’s conference call will be available under the Investor Relations section of the Company’s website: www.addus.com. An online replay of the conference call will also be available on the Company’s website for one month, beginning approximately three hours following the conclusion of the live broadcast.

About Addus

Addus is a comprehensive provider of home and community based services, primarily social in nature and provided in the home, and focused on the dual eligible population. Addus’ services include personal care and assistance with activities of daily living, and adult day care. Addus’ consumers are individuals who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, commercial insurers and private individuals. For more information, please visit www.addus.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the expected benefits and costs of acquisitions, the anticipated financial impact of possible transactions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2013 and in Addus HomeCare’s Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission on May 2, 2013 and August 1, 2013, each of which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. (Unaudited tables and notes follow).

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ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Cash Flow Information

(amounts and shares in thousands, except per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Income Statement Information:
Net service revenues	$67,306	$61,211	$196,059	$180,540
Cost of service revenues	50,080	45,528	146,422	134,026

Gross profit	17,226	15,683	49,637	46,514
	25.6%	25.6%	25.3%	25.8%
General and administrative expenses	12,424	11,181	36,026	34,710
Gain on sale of agency	—	—	—	(495)
Depreciation and amortization	539	635	1,626	1,897

Total operating expenses	12,963	11,816	37,652	36,112

Operating income from continuing operations	4,263	3,867	11,985	10,402
Total interest expense (income), net	(24)	407	326	1,237

Income from continuing operations before taxes	4,287	3,460	11,659	9,165
Income tax expense	1,517	1,256	3,620	3,380

Net income from continuing operations	2,770	2,204	8,039	5,785

Discontinued operations:
Loss from home health business, net of tax	(203)	(407)	(890)	(1,895)
Gain on sale of home health business, net of tax	—	—	11,111	—

Earnings (losses) from discontinued operations	(203)	(407)	10,221	(1,895)

Net income	$2,567	$1,797	$18,260	$3,890

Net income (loss) per share:
Basic
Continuing operations	$0.26	$0.20	$0.75	$0.54
Discontinued operations	(0.02)	(0.04)	0.95	(0.18)

Basic income per share	$0.24	$0.16	$1.70	$0.36

Diluted
Continuing operations	$0.25	$0.20	$0.73	$0.54
Discontinued operations	(0.02)	(0.04)	0.93	(0.18)

Diluted income per share	$0.23	$0.16	$1.66	$0.36

Weighted average number of common shares outstanding:
Basic	10,787	10,761	10,783	10,761

Diluted	11,071	10,773	11,006	10,764

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Cash Flow Information:
Net cash provided by (used in) operating activities	$(9,143)	$3,604	$25,103	$9,336
Net cash provided by (used in) investing activities	(170)	(259)	19,082	(518)
Net cash used in financing activities	—	(3,125)	(16,458)	(9,125)

Net change in cash	(9,313)	220	27,727	(307)
Cash at the beginning of the period	38,777	1,493	1,737	2,020

Cash at the end of the period	$29,464	$1,713	$29,464	$1,713

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	September 30, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets
Cash	$29,464	$1,737
Accounts receivable, net	54,516	71,303
Prepaid expenses and other current assets	6,167	7,293
Assets held for sale	—	245
Deferred tax assets	7,258	7,258

Total current assets	97,405	87,836

Property and equipment, net	2,471	2,489

Other assets
Goodwill	50,416	50,536
Intangible assets, net	5,352	6,370
Deferred tax assets	—	2,328
Investment in joint venture	900	—
Other assets	173	298

Total other assets	56,841	59,532

Total assets	$156,717	$149,857

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,379	$4,117
Accrued expenses	36,401	32,717
Current maturities of long-term debt	—	208
Deferred revenue	19	2,148

Total current liabilities	40,799	39,190

Long-term debt, less current maturities	—	16,250
Deferred tax liability	3,097	—
Total stockholders’ equity	112,821	94,417

Total liabilities and stockholders’ equity	$156,717	$149,857

Key Statistical and Financial Data (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
General:
Adjusted EBITDA (in thousands) (1)	$4,951	$4,554	$13,977	$12,465
States served at period end			21	19
Locations at period end			94	96
Employees at period end			13,660	14,528
Home & Community
Average billable census	27,058	24,138	26,411	23,677
Billable hours (in thousands)	3,941	3,521	11,517	10,377
Average billable hours per census per month	49	49	48	49
Billable hours per business day	59,735	54,169	59,107	54,298
Revenues per billable hour	$17.08	$16.93	$17.02	$16.88
Percentage of Revenues by Payor:
State, local and other govermental programs	94%	95%	94%	95%
Commercial	2	1	2	1
Private duty	4%	4%	4%	4%

(1)	We define Adjusted EBITDA as earnings before discontinued operations, interest expense, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Adjusted EBITDA (1) (Unaudited)	2013	2012	2013	2012
Reconciliation of Adjusted EBITDA to Net Income:
Net income	$2,567	$1,797	$18,260	$3,890
Less: (Earnings) loss from discontinued operations, net of tax	203	407	(10,221)	1,895

Net income from continuing operations	2,770	2,204	8,039	5,785
Interest expense (income), net	(24)	407	326	1,237
Income tax expense from continuing operations	1,517	1,256	3,620	3,380
Depreciation and amortization	540	635	1,627	1,897
Stock-based compensation expense	148	52	365	166

Adjusted EBITDA	$4,951	$4,554	$13,977	$12,465

(1)	We define Adjusted EBITDA as earnings before discontinued operations, interest expense, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.